Exhibit 2.3

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re: RAIT FUNDING, LLC, a Delaware limited liability company, et al.,[1] Debtors.	Chapter 11 Case No. 19-11915 (BLS) (Jointly Administered) Ref. Docket No. 294

FINDINGS OF FACT, CONCLUSIONS OF LAW, AND ORDER
CONFIRMING THE DEBTORS’ JOINT CHAPTER 11 PLAN

Upon consideration of the Debtors’ Joint Chapter 11 Plan dated December 17, 2019 [D.I. 294] (including all exhibits thereto, and as amended, supplemented, or modified from time to time pursuant to the terms thereof or by this Confirmation Order, the “Plan”) proposed by the above-captioned debtors and debtors in possession (collectively, the “Debtors”) in the above-captioned, jointly administered chapter 11 cases (the “Cases”); and the Debtors having filed the Disclosure Statement for the Debtors’ Joint Chapter 11 Plan [D.I. 295] (the “Disclosure Statement”); and this Court having approved the Disclosure Statement as containing adequate information by order dated December 17, 2019 [D.I. 291] (the “Disclosure Statement Order”); and the Debtors having filed the Plan Supplement2 on January 10, 2020 [D.I. 323]; and the Court having conducted a hearing on January 29, 2020 (the “Confirmation Hearing”), at which time all

[1]

The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, are as follows: RAIT Funding, LLC, a Delaware limited liability company (9983); RAIT Financial Trust, a Maryland real estate investment trust (9819); RAIT General, Inc. a Maryland corporation (9987); RAIT Limited, Inc., a Maryland corporation (9773); Taberna Realty Finance Trust, a Maryland real estate investment trust (3577); RAIT JV TRS, LLC, a Delaware limited liability company (3190); and RAIT JV TRS Sub, LLC, a Delaware limited liability company (4870).  The mailing address for all Debtors is Two Logan Square, 100 N. 18th Street, 23rd Floor, Philadelphia, Pennsylvania 19103 (Attn: John J. Reyle).

[2]	Capitalized terms not defined herein shall have the meaning ascribed to them in the Plan.

parties in interest were offered an opportunity to be heard, to consider the confirmation of the Plan; and the Court having considered: (i) the Plan and any objections thereto; (ii) the Disclosure Statement and the Disclosure Statement Order; (iii) the arguments of counsel made, and evidence adduced, related thereto; (iv) the evidence presented in support of confirmation of the Plan in (A) the affidavits of service and publication filed reflecting compliance with the notice and solicitation requirements of the Disclosure Statement Order [D.I. 340, 368] (the “Notice Affidavits”), (B) the Declaration of Joseph Arena on Behalf of Epiq Corporate Restructuring, LLC Regarding Voting and Tabulation of Ballots Cast on the Debtors’ Joint Chapter 11 Plan [D.I. 367] (the “Voting Declaration”), and (C) the Declaration of John J. Reyle in Support of Confirmation of the Debtors’ Joint Chapter 11 Plan [D.I. 384] and the Declaration of Lyle Bauck in Support of Confirmation of the Debtors’ Joint Chapter 11 Plan [D.I. 385] (collectively ,the “Confirmation Declarations”); and (v) the Memorandum of Law in Support of Confirmation of the Debtors’ Chapter 11 Plan [D.I. 376] (the “Confirmation Memorandum”); and after due deliberation and consideration of all of the foregoing; and sufficient cause appearing therefor; and it appearing that confirmation of the Plan is in the best interests of the Debtors, their estates, their creditors, and other parties in interest; it is hereby FOUND, CONCLUDED, AND DETERMINED AS FOLLOWS:3

A.Findings of Fact and Conclusions of Law. The findings and conclusions set forth herein constitute this Court’s findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable to these Cases pursuant to Bankruptcy Rule 9014. To the extent that any of the following findings of fact constitute conclusions of law, they are adopted as such. To

[3]	All findings of fact and conclusions of law announced by the Court at the Confirmation Hearing in relation to the Motion are hereby incorporated herein to the extent not inconsistent herewith.

the extent any of the following conclusions of law constitute findings of fact, they are adopted as such.

B.Jurisdiction and Venue. This Court has jurisdiction over this Case pursuant to 28 U.S.C. §§ 1334 and 157, and the Amended Standing Order of Reference from the United States District Court for the District of Delaware, dated February 29, 2012. Confirmation of the Plan is a core proceeding pursuant to 28 U.S.C. § 157(b)(2).  Venue in this Court is proper under 28 U.S.C. §§ 1408 and 1409.

C.Chapter 11 Petitions.  On August 30, 2019, the Debtors commenced voluntary cases under chapter 11 of the Bankruptcy Code.  The Debtors are proper debtors under Bankruptcy Code section 109 and are proper proponents of the Plan under section 1121(a) of the Bankruptcy Code.  The Debtors continue to operate their business and manage their property as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.  No trustee or examiner has been appointed in these Cases.

D.Judicial Notice.  The Court takes judicial notice of the docket in these Cases maintained by the clerk of the Bankruptcy Court or its duly appointed agent, including all pleadings, notices, and other documents filed, all orders entered, and all evidence and arguments made, proffered, submitted, or adduced at the hearings held before the Court during these Cases, including the hearing to consider the adequacy of the Disclosure Statement and the Confirmation Hearing.

E.Plan Supplement.  The Plan Supplement complies with the terms of the Plan, and the filing and notice of the Plan Supplement was appropriate and complied with the requirements of the Disclosure Statement Order, the Bankruptcy Code, and the Bankruptcy Rules, and no other or further notice is or shall be required. The Debtors are authorized to modify the Plan

Supplement documents following entry of this Confirmation Order in a manner consistent with the Plan, this Confirmation Order, and any otherwise applicable law.

F.Notice of Transmittal, Mailing, and Publication of Materials.  As is evidenced by the Voting Certification and the Notice Affidavits, the transmittal and service of the Plan, the Disclosure Statement, Ballots, the Confirmation Hearing Notice and Notice of Non-Voting Status (both as defined in the Disclosure Statement Order) were adequate and sufficient under the circumstances, and all parties required to be given notice of the Confirmation Hearing (including the deadline for filing and serving objections to Confirmation of the Plan) were given due, proper, timely, and adequate notice in accordance with the Disclosure Statement Order and in compliance with the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and applicable nonbankruptcy law, and such parties each had an opportunity to appear and be heard with respect thereto.  No other or further notice is required.  The publication of the Confirmation Hearing Notice as set forth in the Notice Affidavits complied with the Disclosure Statement Order.

G.Voting.  The procedures by which the Ballots for acceptance or rejection of the Plan and for making related elections were distributed and tabulated were fair, properly conducted, and complied with the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, applicable nonbankruptcy law, the Plan, and the Disclosure Statement Order.

H.Bankruptcy Rule 3016.  In accordance with Bankruptcy Rule 3016(a), the Plan is dated and identifies the Debtors as the plan proponents.  The filing of the Disclosure Statement with the clerk of the Bankruptcy Court satisfied Bankruptcy Rule 3016(b).  The Plan and Disclosure Statement describe in specific and conspicuous language all acts and actions to be enjoined and identify the Persons that would be subject to injunctions. Bankruptcy Rule 3016(c) is therefore satisfied.

I.Plan Compliance with the Bankruptcy Code (11 U.S.C. § 1129(a)(1)).  As set forth below, the Plan complies with all of the applicable provisions of the Bankruptcy Code, thereby satisfying section 1129(a)(1) of the Bankruptcy Code.

J.Proper Classification (11 U.S.C. §§ 1122, 1123(a)(1)).  The classification of Claims and Interests under the Plan is proper under the Bankruptcy Code. In addition to Administrative Claims, Professional Claims, and Priority Tax Claims, which need not be classified, the Plan designates thirteen different Classes of Claims and Interests.  The Claims or Interests placed in each Class are substantially similar to other Claims or Interests, as the case may be, in each such Class.  Valid business, factual, and legal reasons exist for separately classifying the various Classes of Claims and Interests created under the Plan, and such Classes do not unfairly discriminate between Holders of Claims and Interests.  Thus, the Plan satisfies sections 1122 and 1123(a)(l) of the Bankruptcy Code.

K.Specification of Unimpaired Classes (11 U.S.C. § 1123(a)(2)).  Article III of the Plan specifies that Class 1 (Secured Tax Claims), Class 2 (Other Secured Tax Claims), Class 3 (Other Priority Claims), Class 4 (Senior Note Claims and Senior Note Trustee Claims), Class 5 (General Unsecured Claims), Class 8 (Intercompany Claims), and Class 10 (Section 510(b) Claims) are Unimpaired under the Plan, and that Class 9 (Intercompany Interests) may be Unimpaired under the Plan.  Thus, the requirement of section l 123(a)(2) of the Bankruptcy Code is satisfied.

L.Specification of Treatment of Impaired Classes (11 U.S.C. § 1123(a)(3)).  Article III of the Plan designates Class 6 (Subordinated Taberna Note Claim), Class 7 (Subordinated RF Junior Note Claims and RAIT Subordinated Guaranty Claims), Class 11 (Preferred Interests in RAIT Parent), Class 12 (Preferred Interests in Taberna), and Class 13 (Common Interests in

RAIT Parent) as Impaired under the Plan, designates Class 9 (Intercompany Interests) as potentially Impaired under the Plan, and specifies the treatment of Claims and Interests in all such Classes.  Thus, the requirement of section 1123(a)(3) of the Bankruptcy Code is satisfied.

M.No Discrimination (11 U.S.C. § 1123(a)(4)). The Plan provides for the same treatment for each Claim or Interest in each respective Class unless the Holder of a particular Claim or Interest has agreed to a less favorable treatment of such Claim or Interest.  Thus, the requirement of section 1123(a)(4) of the Bankruptcy Code is satisfied.

N.Implementation of the Plan (11 U.S.C. § 1123(a)(5)).  The Plan and the additional documents included in the Plan Supplement provide adequate and proper means for the Plan’s implementation. Thus, the requirements of section 1123(a)(5) of the Bankruptcy Code are satisfied.

O.Non-Voting Equity Securities (11 U.S.C. § 1123(a)(6)).  The Plan does not provide for the issuance of any non-voting equity securities of any corporation, and each of the Debtors will eventually be dissolved under the Plan. Therefore, the requirement of section 1123(a)(6) of the Bankruptcy Code is satisfied.

P.Selection of Officers and Directors (11 U.S.C. § 1123(a)(7)).  The Plan provides for the appointment of the Plan Administrator as the sole manager, sole director/trustee, and sole officer of the Reorganized Debtors, and the Plan Administrator was selected by consensus of the Debtors and the RSA Counterparties, and will be engaged by the Debtors’ Estates on the terms set forth in the Engagement Letter attached as Exhibit 1 hereto, all of which is consistent with the interests of creditors and holders of Interests and with public policy.  Therefore, section 1123(a)(7) of the Bankruptcy Code is satisfied.

Q.Additional Plan Provisions (11 U.S.C. § 1123(b)).  The Plan’s other provisions are appropriate, in the best interests of the Debtors and their Estates, and consistent with the applicable provisions of the Bankruptcy Code, Bankruptcy Rules, and Local Rules:

(1)

Executory Contracts and Unexpired Leases (11 U.S.C. § 1123(b)(2)).  The Debtors have exercised reasonable business judgment in determining to assume, assume and assign, or reject, as the case may be, their Executory Contracts and Unexpired Leases under the terms of the Plan and this Confirmation Order, and such assumption and assignment, or such rejections, as applicable, are justified and appropriate in these Cases.

(2)

Settlement or Adjustment of Intercompany Claims and Interests Under the Plan (11 U.S.C. § 1123(b)(3)).  The settlements and adjustments of Claims and Interests belonging to the Debtors and their Estates under the Plan comply with the requirements of section 1123(b) of the Bankruptcy Code and, to the extent applicable, Bankruptcy Rule 9019.  In particular, the Court finds that such settlements and adjustments are (i) in the best interest of the Debtors, their Estates, and their creditors; and (ii) fair, equitable, and reasonable.

(3)

Releases, Exculpations, and Injunctions (11 U.S.C. § 1123(b)).  The releases, exculpations, and injunctions provided in the Plan are (i) within the jurisdiction of the Court under 28 U.S.C. § 1334; (ii) integral elements of the transactions incorporated into the Plan and inextricably bound with the other provisions of the Plan; (iii) in exchange for good and valuable consideration provided by the applicable Released Parties (including performance of the terms of the Plan) and a good-faith settlement and compromise of the released claims; (iv) in the best interests of the Debtors and the Estates; (v) fair, equitable, and reasonable; (vi) given and made after due notice and opportunity for hearing; and (vii) a bar to any of the Releasing Parties asserting any released claim against any of the Released Parties; and (viii) otherwise consistent with sections 105, 524, 1123, 1129, 1141, and other applicable provisions of the Bankruptcy Code and other applicable law.

R.Debtors’ Compliance with the Bankruptcy Code (11 U.S.C. § 1129(a)(2)).  Pursuant to section 1129(a)(2) of the Bankruptcy Code, the Debtors have complied with the applicable provisions of the Bankruptcy Code, including sections 1122, 1123, 1124, 1125, and 1126 of the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and the Disclosure Statement Order governing notice, disclosure, and solicitation in connection with the Plan, the Disclosure Statement, the Plan Supplement, and all other matters considered by the Court in connection with the Cases.

S.Plan Proposed in Good Faith and Not by Means Forbidden by Law (11 U.S.C. § 1129(a)(3)).  The Debtors have proposed the Plan in good faith and not by any means forbidden by law, thereby satisfying section l 129(a)(3) of the Bankruptcy Code.  In determining that the Plan has been proposed in good faith, the Court has examined the totality of the circumstances surrounding the filing of the Cases, the Plan itself, and the process leading to its formulation.  The Plan is the result of extensive, good faith, arms’ length negotiations among the Debtors and key stakeholders, including the RSA Counterparties, is supported by the creditors and other parties in interest in the Cases, and promotes the objectives and purposes of the Bankruptcy Code.

T.Payments for Services or Costs and Expenses (11 U.S.C. § 1129(a)(4)). The procedures set forth in the Plan for the Bankruptcy Court’s approval of the fees, costs, and expenses to be paid in connection with the Cases, or in connection with the Plan and incident to the Cases, satisfy the objectives of, and are in compliance with, section 1129(a)(4) of the Bankruptcy Code.

U.Disclosure and Appointment of Plan Administrator (11 U.S.C. § 1129(a)(5)).  The Plan provides for the appointment of the Plan Administrator as the sole manager, sole director/trustee, and sole officer of the Reorganized Debtors.  The Debtors have disclosed the identity and affiliations of the proposed Plan Administrator, Lyle Bauck of M-III Advisory Partners, L.P. (the “Plan Administrator”), and the appointment to such office of such individual is consistent with the interests of creditors and holders of Interests and with public policy.  Thus, the Plan satisfies section 1129(a)(5) of the Bankruptcy Code.

V.No Rate Changes (11 U.S.C. § 1129(a)(6)). The Plan does not provide for any rate change that requires regulatory approval. Section 1129(a)(6) of the Bankruptcy Code is thus not applicable.

W.Best Interests of Holders of Claims and Interests (11 U.S.C. § 1129(a)(7)).  The “best interests” test under section 1129(a)(7) of the Bankruptcy Code is satisfied as to all Impaired Classes under the Plan, as each Holder of a Claim or Interest in such Impaired Classes either has voted to accept the Plan or will receive or retain property of a value, as of the Effective Date of the Plan, that is not less than the amount that such Holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code.  More specifically, the liquidation analysis [D.I. 295, Exh. C] filed by the Debtors, the Confirmation Declarations, and all other applicable evidence proffered or adduced at the Confirmation Hearing (i) are reasonable, persuasive, and credible; (ii) are based on reasonable and sound methodologies and assumptions; (iii) provide a reasonable estimate of the liquidation values of the Debtors upon hypothetical conversion to cases under chapter 7 of the Bankruptcy Code; and (iv) establish that each Holder of a Claim or Interest in the Impaired Classes will receive or retain, on account of such Claim or Interest, property under the Plan of a value, as of the Effective Date of the Plan, that is not less than the amount that such Holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code.

X.Acceptance by Certain Classes (11 U.S.C. § 1129(a)(8)).  The Holders of Claims in Class 1, Class 2, Class 3, Class 4, Class 5, Class 8, and Class 10 are left Unimpaired under the Plan and, therefore, are deemed to have accepted the Plan by operation of section 1126(f) of the Bankruptcy Code.  The Holders of Claims in Class 6 and Class 7 have voted to accept the Plan in accordance with the Bankruptcy Code, thereby satisfying section 1129(a)(8) as to those Classes.  Holders of Interests in Class 11, Class 12, and Class 13 are deemed to have rejected the Plan by operation of section 1126(g) of the Bankruptcy Code.  In addition, Class 9 may be deemed to accept or to reject the Plan, depending which treatment is elected by the Debtors for that Class.  Section 1129(a)(8) of the Bankruptcy Code has not been and cannot be satisfied as to any Classes that are deemed to reject the Plan.  The Plan, however, is still confirmable because it satisfies the nonconsensual confirmation provisions of section 1129(b) of the Bankruptcy Code, as set forth below.

Y.Treatment of Administrative, Priority Tax, and Other Priority Claims (11 U.S.C. § 1129(a)(9)).  The treatment of Administrative Claims, Priority Tax Claims, and Other Priority

Claims pursuant to Article III of the Plan satisfies the requirements of section 1129(a)(9) of the Bankruptcy Code.

Z.Acceptance by Impaired Class (11 U.S.C. § 1129(a)(10)).  Class 6 and Class 7, the only Impaired Classes of Claims under the Plan, have accepted the Plan, determined without including any acceptance of the Plan by any Insider.  Therefore, the requirement of section 1129(a)(10) of the Bankruptcy Code is satisfied.

AA.Feasibility (11 U.S.C. § 1129(a)(11)).  The evidence provided in support of Confirmation establishes that the assets to be vested in the Reorganized Debtors will be sufficient to enable the Plan Administrator to make all required distributions under the Plan, to perform the duties and functions outlined under the Plan, and to satisfy post-Effective-Date obligations.  Furthermore, reasonable, persuasive, and credible evidence proffered or adduced at or prior to the Confirmation Hearing establishes that the Plan is feasible.  Finally, given that the Plan provides for the eventual dissolution of each of the Debtors and contemplates the liquidation or other final administration of all the Debtors’ property, confirmation of the Plan is not likely to be followed by the need for further financial reorganization.  Thus, section 1129(a)(l1) of the Bankruptcy Code is satisfied.

BB.Payment of Fees (11 U.S.C. § 1129(a)(l2)).  The Plan requires that all fees payable under 28 U.S.C. § 1930 have been paid or will be paid pursuant to Section 13.2 of the Plan, thus satisfying the requirement of section 1129(a)(12) of the Bankruptcy Code.

CC.Inapplicable Provisions (11 U.S.C. §§ 1129(a)(13)-(16)).  Bankruptcy Code sections 1129(a)(13)‑(16) are inapplicable as the Debtors (i) do not provide “retiree benefits” as defined in section 1114 (§ 1129(a)(13)) of the Bankruptcy Code; (ii) have no domestic support obligations (§ 1129(a)(14)); (iii) are not individuals (§ 1129(a)(15)); and (iv) are not non-profit entities (see § 1129(a)(16)).

DD.No Unfair Discrimination; Fair and Equitable Treatment (11 U.S.C. § 1129(b)). The classification and treatment of Interests in Classes 11, 12, and 13, which are deemed to have rejected the Plan, and in Class 9, which may be deemed to have rejected the Plan, is proper pursuant to section 1122 of the Bankruptcy Code, does not discriminate unfairly, and is fair and equitable pursuant to section 1129(b)(l) of the Bankruptcy Code.  There is no Class of Claims or Interests junior to the Holders of Interests in Classes 9, 11, 12, or 13 that will receive or retain property under the Plan on account of their Claims or Interests.  Accordingly, the Plan does not violate the absolute priority rule, does not discriminate unfairly, and is fair and equitable with respect to each Class that is (or may be) deemed to have rejected the Plan.  Thus, the Plan satisfies the requirements of section 1129(b) of the Bankruptcy Code with respect to Classes 9, 11, 12, and 13.

EE.Only One Plan (11 U.S.C. § 1129(c)).  The Plan is the only chapter 11 plan currently proposed in the Cases, and the requirements of section 1129(c) of the Bankruptcy Code are therefore satisfied.

FF.Principal Purpose (11 U.S.C. § 1129(d)).  The principal purpose of the Plan is neither the avoidance of taxes nor the avoidance of the application of section 5 of the Securities Act of 1933, and no governmental unit has objected to the Confirmation of the Plan on any such grounds.  Accordingly, section 1129(d) of the Bankruptcy Code is inapplicable.

GG.Satisfaction of Confirmation Requirements.  Based upon the foregoing, the Debtors have met their burden of proving the elements of section 1129(a) & (b) of the Bankruptcy Code by a preponderance of the evidence, the Plan satisfies all the requirements for

Confirmation set forth in section 1129 of the Bankruptcy Code, and the Plan should be confirmed.

HH.Good Faith Solicitation (11 U.S.C. § 1125(e)).  The Debtors and their affiliates, subsidiaries, officers, directors, trustees, principals, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, and other Professionals (collectively, the “Related Parties” of the Debtors) have acted in good faith within the meaning of section 1125(e) of the Bankruptcy Code and in compliance with the applicable provisions of the Bankruptcy Code, Bankruptcy Rules, and Disclosure Statement Order in connection with all of their respective activities relating to the solicitation of acceptances of the Plan and their participation in the activities described in section 1125 of the Bankruptcy Code, and they are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code and the injunction and exculpation provisions set forth in Article IX of the Plan.

II.Executory Contracts and Unexpired Leases.  Each assumption and assignment or rejection of an Executory Contract or Unexpired Lease pursuant to Article V of the Plan and the Plan Supplement, as supplemented by this Order, shall be legal, valid, and binding upon the Reorganized Debtors and all non-debtor parties (and their assignees or successors) to such Executory Contracts or Unexpired Leases, all to the same extent as if such assumption or rejection had been effectuated pursuant to an order of the Bankruptcy Court entered before Confirmation under section 365 of the Bankruptcy Code.

JJ.Cure and Adequate Assurance.  The Debtors have cured, or provided adequate assurance that the assignee will cure, defaults (if any) under or relating to the Unexpired Lease that is being assumed and assigned by the Debtors pursuant to the Plan and this Confirmation

Order. In addition, the Debtors have provided adequate assurance of future performance by the assignee regarding such Unexpired Lease.

KK.Retention of Jurisdiction.  This Court may and will properly retain jurisdiction over the matters set forth in Article XII of the Plan.

LL.Consummation in Good Faith.  The Debtors, the Reorganized Debtors, the Plan Administrator, and their respective Related Parties will be acting in good faith if they proceed to (i) consummate the Plan and the agreements, settlements, transactions, transfers, and Distributions contemplated thereby; and (ii) take the other acts or actions authorized and directed by this Confirmation Order.

MM.Plan Modifications.  The Debtors have made certain modifications to the Plan, which modifications are set forth in the table attached as Exhibit A hereto, and which shall be reflected in a conformed version of the Plan to be filed on the docket on or before the Effective Date.  All such modifications are incorporated by reference herein and approved.  The disclosure of these modifications to the Plan on the record at the Confirmation Hearing constitutes due and sufficient notice of such modifications, and complies in all respects with Section 11.1 of the Plan and section 1127 of the Bankruptcy Code, and the Court hereby finds that such modifications are non-material, not adverse to any party in interest under the Plan, and, pursuant to Bankruptcy Rule 3019, these modifications do not require additional disclosure under section 1125 of the Bankruptcy Code and do not require the re-solicitation of any Class of Claims under section 1126 of the Bankruptcy Code. The Plan as modified shall constitute the Plan submitted for Confirmation.

Based on the foregoing findings, and on the record made before the Court at the Confirmation Hearing, and good and sufficient cause appearing therefor, it is hereby

ORDERED, ADJUDGED AND DECREED AS FOLLOWS:

Confirmation of the Plan

1.The Plan, as and to the extent modified by this Confirmation Order, is APPROVED and CONFIRMED pursuant to section 1129 of the Bankruptcy Code.

2.Each provision of the Plan is authorized and approved and shall have the same validity, binding effect, and enforceability as every other provision of the Plan.  The terms of the Plan, as modified by this Confirmation Order, are incorporated by reference into and are an integral part of this Confirmation Order.  The failure specifically to describe, include, or refer to any particular article, section, part, or provision of the Plan, the Plan Supplement, or any related document in this Confirmation Order shall not diminish or impair the effectiveness of such article, section, part, or provision, it being the intent of the Court that the Plan, the Plan Supplement, and all related documents be approved and confirmed in their entirety as if set forth verbatim in this Confirmation Order.

3.Any resolutions of objections to Confirmation of the Plan or to the Plan explained on the record at the Confirmation Hearing are hereby incorporated by reference.  The unresolved objections, statements, joinders, comments, and reservations of rights in opposition to or inconsistent with the Plan have been fully considered by the Bankruptcy Court and, except for the Objection of the U.S. Trustee, are hereby DENIED and OVERRULED with prejudice on the merits and in their entirety.  The Objection of the U.S. Trustee is hereby SUSTAINED, and the Plan is hereby modified to reflect the ruling of the Court in favor of the U.S. Trustee.  All withdrawn objections are deemed withdrawn with prejudice.  The record of the Confirmation Hearing is hereby closed and such evidentiary record shall not be amended, modified, or supplemented.

Compromises and Settlements Under the Plan

4.Pursuant to section 1123(b) of the Bankruptcy Code and, to the extent applicable, Bankruptcy Rule 9019, upon the Effective Date, all settlements and adjustments of Claims and Interests belonging to the Debtors and their Estates set forth in the Plan are approved in all respects as good faith, fair, reasonable, and equitable compromises and settlements.  Entry of this Confirmation Order constitutes approval of all such compromises and settlements pursuant to the Bankruptcy Rules, including, to the extent applicable, Bankruptcy Rule 9019(a), the Bankruptcy Code, including sections 105(a), 1123(a)(5), 1123(b)(3), and 1123(b)(6) of the Bankruptcy Code, and other applicable law.

5.In order to give effect to the settlements referenced in the foregoing paragraph:

(a)

Proceeds of the sale of the Debtors’ assets shall be deemed allocated among the respective Estates as is necessary to permit the Debtors and the Plan Administrator, as applicable, to make any distributions required by the Plan to the creditors of such Estate.

(b)

Any Intercompany Claims that could be asserted by one Debtor against another Debtor will be released and extinguished immediately before the Effective Date with no separate recovery on account of any such Claims.

(c)	Intercompany Interests will receive the treatment provided for them in the Plan.

Authorization to Implement the Plan

6.On the Effective Date, the certificates of incorporation, by laws, operating agreements, and articles of organization, as applicable, of all the Debtors shall be deemed amended to the extent necessary to carry out the provisions of the Plan.  The entry of this Confirmation Order shall constitute authorization for the Debtors, the Reorganized Debtors, and the Plan Administrator, as applicable, to take or cause to be taken all actions necessary or appropriate to implement all provisions of, and to consummate, the Plan prior to, on, and after the Effective Date, and all such actions taken or caused to be taken shall be deemed to have been authorized and approved by this Court without further approval, act, or action under any applicable law, order, rule, or regulation.

7.This Confirmation Order shall constitute all approvals and consents required, if any, by the laws, rules, or regulations of any state or any other governmental authority with respect to the implementation or consummation of the Plan and any documents, instruments, or agreements, and any amendments or modifications thereto, and any other acts referred to in or contemplated by the Plan or the Plan Supplement.

8.Pursuant to section 1146(a) of the Bankruptcy Code, any transfers of property pursuant to the Plan or made in connection therewith shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment to the fullest extent contemplated by section 1146(a) of the Bankruptcy Code.  Upon entry of this Confirmation Order, the appropriate state or local governmental officials or agents shall forgo the collection of any such tax or governmental assessment and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.  The Bankruptcy Court shall retain specific jurisdiction with respect to these matters.

9.The approvals and authorizations specifically set forth in this Confirmation Order are not intended to limit the authority of the Debtors, the Reorganized Debtors, and the Plan Administrator, as applicable, to take any and all actions necessary or appropriate to implement, effectuate, and consummate any and all documents or transactions contemplated by the Plan or this Confirmation Order.

Enforceability of the Plan

10.Pursuant to sections 1123(a), 1141(a), and 1142 of the Bankruptcy Code, the Plan and all Plan-related documents shall be, and hereby are, valid, binding, and enforceable. Upon the occurrence of the Effective Date, the Plan and the Plan Supplement shall be immediately effective and enforceable and deemed binding on the Debtors, all Creditors and Holders of Interests, and all other Persons in accordance with their respective terms.

Vesting of Assets

11.Except as otherwise provided in the Plan, the Purchase Agreement, the order approving the Sale Transaction (the “Sale Order”), or any agreement, instrument, or other document incorporated therein, on the Effective Date, the assets of the Debtors, including their books and records, shall vest in the Reorganized Debtors for the purpose of liquidating the Estates, free and clear of all Liens, Claims, charges, or other encumbrances.

12.The Plan Administrator shall be the exclusive trustee of the assets of the Reorganized Debtors for the purposes of 31 U.S.C. § 3713(b) and 26 U.S.C. § 6012(b)(3), as well as the representative of the Estates appointed pursuant to section 1123(b)(3)(B) of the Bankruptcy Code.

13.Except as otherwise provided in the Plan, this Confirmation Order, the Purchase Agreement, the Sale Order or the Intercompany Termination Agreement (as defined in the Sale Order), from and after the Effective Date, the Reorganized Debtors will retain all rights to commence, pursue, litigate, or settle, as appropriate, any and all of the Debtors’ or Estates’ Causes of Action (whether existing as of the Petition Date or thereafter arising), and all Avoidance Actions, in each case in any court or other tribunal, including in an adversary proceeding Filed in the Cases.

14.No Person may rely on the absence of a specific reference in the Plan or the Disclosure Statement to any Avoidance Actions or other Causes of Action against such Person as any indication that the Reorganized Debtors will not pursue any and all available Avoidance Actions or other Causes of Action against them.

Debtors’ Management

15.On the Effective Date, the authority, power, and incumbency of the persons acting as managers, directors, trustees, and officers of the Debtors shall terminate, and the Plan Administrator shall be appointed as the sole manager, sole director, sole trustee, and sole officer of the Reorganized Debtors, and shall succeed to the powers of the Debtors’ managers, directors, trustees, and officers. From and after the Effective Date, the Plan Administrator shall be the sole representative of, and shall act for, the Reorganized Debtors.

Corporate Action

16.Any corporate action required to be taken by the Debtors in respect of any of the matters provided for or contemplated under the Plan shall, as of the Effective Date, be deemed to have been taken and shall be effective as provided herein, and such corporate action shall be authorized and approved in all respects without any requirement of further action by stockholders, managers, officers, trustees, or directors of any of the Debtors.

17.Pursuant to sections 1123(a)(5) and 1142(b) of the Bankruptcy Code, and notwithstanding any otherwise applicable nonbankruptcy law, the Debtors, Reorganized Debtors, the Plan Administrator, and all other necessary parties are authorized and empowered to execute and deliver any instrument, agreement or document and perform any act that is necessary, desirable or required to comply with the terms and conditions of the Plan and consummation and implementation of the Plan, and are authorized and empowered, without limitation, to take all actions necessary or appropriate to enter into, implement, and consummate the contracts, instruments, and other agreements or documents created in connection with the Plan.

18.The Debtors or Reorganized Debtors, as applicable, and upon request of the Plan Administrator all parties in interest, shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan including executing and delivering documents necessary or appropriate to evidence the release and cancellation of Liens, Claims or Interests.

Wind Down and Dissolution of the Debtors

19.Without need for any corporate action and without need for any corporate or limited liability company filings, all Interests of the Debtors issued and outstanding immediately before the Effective Date (other than any Intercompany Interests that are Reinstated by election of the Debtors) shall be automatically cancelled and extinguished on the Effective Date, and the obligations of the Debtors thereunder or in any way related thereto, including any obligation to pay any franchise or similar-type taxes on account of such Interests, shall be discharged.

20.From and after the Effective Date, the Reorganized Debtors (i) shall be deemed to have withdrawn their business operations from any state in which the Debtors were previously conducting, or are registered or licensed to conduct, their business operations, and shall not be required to file any document, pay any sum, or take any other action in order to effectuate such withdrawal, and (ii) shall not be liable in any manner to any taxing authority for franchise, business, license, or similar taxes accruing on or after the Effective Date.

21.The Plan Administrator shall have the power and authority to take any action necessary to wind down and dissolve any of the Debtors as provided in the Plan.  Notwithstanding the foregoing, upon a certification to be Filed with the Bankruptcy Court by the

Plan Administrator of all distributions having been made and completion of all its duties under the Plan and entry of a final decree closing the last of the Cases, the Reorganized Debtors shall be deemed to be dissolved without any further action by any Reorganized Debtor, including the filing of any documents with the Secretary of State for the state in which the Reorganized Debtor is formed or any other jurisdiction.

Plan Administrator

22.The appointment of Lyle Bauck of M-III Advisory Partners, L.P. as the Plan Administrator is hereby approved.  The Plan Administrator shall be compensated in the manner set forth in and consistent with the Engagement Letter attached as Exhibit B hereto.

23.In the event of the death, incapacity, or resignation of the Plan Administrator, the RSA Counterparties shall nominate a Person to serve as successor Plan Administrator, who shall become the Plan Administrator for all purposes under the Plan upon approval by this Court.

Executory Contracts and Unexpired Leases

24.On the Effective Date, pursuant to sections 365 and 1123 of the Bankruptcy Code, (a) RAIT Parent’s assumption and assignment of its Unexpired Lease with Two Logan Square Associates, LP (the “Landlord”) to a new tenant acceptable to the Landlord, which tenant shall be identified in a stipulation between RAIT Parent and the Landlord Filed on or before the Effective Date (the “Assignment Stipulation”), is hereby approved; and (b) to the extent the D&O Liability Insurance Policies are Executory Contracts, the Reorganized Debtors’ assumption of the D&O Liability Insurance Policies is approved.  For the avoidance of doubt, the conditional approval of the assumption and assignment of the Unexpired Lease with the Landlord herein shall not preclude the Debtors from (i) amending the Plan Supplement on or before the Effective Date so as to remove such Unexpired Lease from the Assumption Schedule, or (ii) seeking approval of the assumption and assignment of such Unexpired Lease by separate motion, on notice to the Landlord.

25.On the Effective Date, pursuant to sections 365 and 1123 of the Bankruptcy Code, the Debtors’ rejection of all other Executory Contracts and Unexpired Leases of the Debtors is approved.  Except where the Plan, Bankruptcy Code, or a Final Order provides otherwise, any Rejection Damages Claim arising from the rejection under the Plan of any Executory Contract or Unexpired Lease must be filed with the Claims and Solicitation Agent no later than thirty (30) days after the Effective Date.  Except where the Plan, Bankruptcy Code, or a Final Order provides otherwise, any such Rejection Damages Claims that are not timely filed will be forever disallowed, barred, and unenforceable, and Persons holding such Claims will not receive any distributions under the Plan on account of such untimely Claims.

Administrative Claims

26.Except where the Plan, Bankruptcy Code, or a Final Order provides otherwise, all requests for payment of an Administrative Claim must be Filed with the Bankruptcy Court no later thirty days after the Effective Date.  Except where the Plan, Bankruptcy Code, or a Final Order provides otherwise, the failure to File a motion requesting Allowance of an Administrative Claim on or before the Administrative Claims Bar Date, or the failure to serve such motion timely and properly, shall result in the Administrative Claim being forever barred and disallowed without further order of the Bankruptcy Court.  If for any reason any such Administrative Claim is incapable of being forever barred and disallowed, then the Holder of such Claim shall in no event have recourse to any property to be distributed pursuant to the Plan.

Professional Claims

27.All final requests for payment of Professional Claims pursuant to sections 327, 328, 330, 331, 363, 503(b), or 1103 of the Bankruptcy Code must be made by application Filed with the Bankruptcy Court and served on counsel to the Plan Administrator and counsel to the U.S. Trustee no later than forty-five (45) days after the Effective Date, unless otherwise ordered by the Bankruptcy Court.

28.For the avoidance of doubt, nothing set forth herein or in the Plan supersedes the Court’s Order Appointing Fee Examiner and Establishing Related Procedures Concerning Compensation and Reimbursement of Expenses of Professionals and Consideration of Fee Applications [D.I. 183] (the “Fee Examiner Appointment Order”) and the procedure put in place thereby governing the Fee Examiner’s review of Applications, as each of those terms are defined in the Fee Examiner Appointment Order.

Releases, Exculpation, and Injunction

29.The following release, exculpation, injunction and related provisions set forth in Article IX of the Plan are hereby approved and authorized in their entirety.  For the avoidance of doubt, the Distribution Agent, solely as the Debtors’ agent with respect to effectuating the distribution of property under the Plan, shall be entitled to exculpation as set forth in Section 9.6 of the Plan.

30.Releases by the Debtors (Plan § 9.4).  Pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, on and after the Effective Date, each Released Party is deemed released and discharged by the Debtors, the Reorganized Debtors, Plan Administrator, and their Estates from any and all Causes of Action, including any derivative claims asserted on behalf of the Debtors, that the Debtors, the

Reorganized Debtors, Plan Administrator, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Interest, or that any Holder of any Claim or Interest could have asserted on behalf of the Debtors, based on or relating to, or in any manner arising from, in whole or in part:

(a)the Debtors, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions, the formulation, preparation, dissemination, negotiation, or filing of the Plan Documents;

(b)any Plan Document, contract, instrument, release, or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Disclosure Statement or the Plan;

(c)the Chapter 11 Cases, the Disclosure Statement, the Plan, the Purchase Agreement, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the distribution of property under the Plan or any other related agreement; or

(d)the business or contractual arrangements between any Debtor and any Released Party, and any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date relating to any of the foregoing.

31.Releases by Holders of Claims (Plan § 9.5).  Pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, on and after the Effective Date, each Releasing Party is deemed to have released and discharged each Debtor or Reorganized Debtor, as applicable, and each other Released Party from any and all Causes of Action, including any derivative claims asserted on behalf of the Debtors, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part:

(a)the Debtors, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions, the formulation, preparation, dissemination, negotiation, or filing of the Plan Documents;

(b)any Plan Document, contract, instrument, release, or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Disclosure Statement or the Plan;

(c)the Chapter 11 Cases, the Disclosure Statement, the Plan, the Purchase Agreement, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the distribution of property under the Plan or any other related agreement; or

(d)the business or contractual arrangements between any Debtor and any Released Party, and any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date relating to any of the foregoing.

32.Notwithstanding anything to the contrary in the foregoing two paragraphs, the releases set forth therein do not release (i) any post-Effective Date obligations of any party or Entity under the Plan, any Plan Document, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, or (ii) any Cause of Action related to any act or omission that is determined in a Final Order to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects the Released Parties shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.

33.Exculpation (Plan § 9.6).  Except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from any Cause of Action for any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the Disclosure Statement, the Plan, the Sale Transaction, the Purchase Agreement, or any Plan

Document, contract, instrument, release or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Exculpated Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Disclosure Statement or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the distribution of property under the Plan or any other related agreement, except for claims related to any act or omission that is determined in a Final Order to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Exculpated Parties have, and upon closing of the Chapter 11 Cases or the Effective Date shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of, and distribution of, consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

34.Injunction (Plan § 9.7).  Except with respect to the obligations arising under the Plan or the Confirmation Order, and except as otherwise expressly provided in the Plan or this Confirmation Order, all Entities that held, hold, or may hold claims or interests that have been released, discharged, or exculpated pursuant to the Plan, are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors or Reorganized Debtors, or the other Released Parties:(1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such claims or interests; (3) creating, perfecting, or enforcing any Lien or encumbrance of any kind against such Entities or the property of such Entities on account of or in connection with or with respect to any such claims or interests; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such claims or interests unless such Entity has timely asserted such setoff right in a document filed with the Bankruptcy Court explicitly preserving such setoff, and notwithstanding an indication of a claim or interest or otherwise that such Entity asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests released or settled pursuant to the Plan.

Dissolution of the Creditors Committee

35.On the Effective Date, the Creditors Committee shall dissolve automatically and the members thereof shall be released and discharged from all rights, duties, responsibilities, and liabilities arising from, or related to, the Chapter 11 Cases and under the Bankruptcy Code, except for the limited purpose of prosecuting requests for payment of Professional Claims for services and reimbursement of expenses incurred prior to the Effective Date by such Creditors Committee and its Professionals.

Retention of Jurisdiction and Power

36.Pursuant to sections l05(a) and 1142 of the Bankruptcy Code, the Bankruptcy Court shall retain jurisdiction over all matters arising out of, or related to, these Cases and the Plan to the fullest extent permitted by law, including jurisdiction and power to take the actions listed in Article XII of the Plan.

Conflicts Between Documents

37.The provisions of this Confirmation Order, including the findings of fact and conclusions of law set forth herein, and the provisions of the Plan are integrated with each other, nonseverable, and mutually dependent unless expressly stated by further order of the Bankruptcy Court. The provisions of the Plan, the Plan Supplement, and this Confirmation Order shall be construed in a manner consistent with each other so as to effect the purpose of each; provided, however, that if there is any direct conflict between the terms of the Plan or the Plan Supplement and the terms of this Confirmation Order that cannot be reconciled, then, solely to the extent of such conflict, (i) the provisions of this Confirmation Order shall govern and any such provision of this Confirmation Order shall be deemed a modification of the Plan and shall control and take precedence; and (ii) as to all other agreements, instruments, or documents, the provisions of the Plan shall govern and take precedence (unless otherwise expressly provided for in such agreement, instrument, or document).

Extension of Injunctions and Stays

38.All injunctions or stays in the Cases under sections 105 or 362 of the Bankruptcy Code or otherwise, and extant on the Confirmation Date (excluding any injunctions or stays contained in or arising from the Plan or this Confirmation Order), shall remain in full force and effect through and inclusive of the Effective Date. All injunctions or stays contained in the Plan or this Confirmation Order shall remain in full force and effect in accordance with their terms.

Provisions Relating to Specific Parties

39.[RESERVED.]

40.Harvest Equities.  Harvest Equities, Inc. and its affiliates (collectively, “Harvest”) shall not be considered “Releasing Parties” for purposes of the Plan; and for the avoidance of doubt, nothing in the Plan is intended or should be construed to modify, affect or eliminate any of the rights or obligations of, or restrictions on, the applicable parties under any agreement between Harvest and any non-Debtor party (whatever those rights, obligations and restrictions may ultimately be determined to be).

41.Internal Revenue Service Notwithstanding any provision to the contrary in the Plan, this Confirmation Order or any Plan Documents (collectively, “Documents”):

(a)As to the United States, nothing in the Documents shall: (1) discharge, release, enjoin, impair or otherwise preclude (A) any liability to the United States that is not a “claim” within the meaning of section 101(5) of the Bankruptcy Code, (B) any claim of the United States arising after the Effective Date, or (C) any liability of any entity or person under police or regulatory statutes or regulations to any Governmental Unit as the owner, lessor, lessee or operator of property or rights to property that such entity owns, operates or leases after the Effective Date; (2) release, exculpate, enjoin, impair or discharge any non-Debtor from any claim, liability, suit, right or cause of action of the United States; (3) divest any tribunal of any jurisdiction it may have to interpret the

Documents or to adjudicate any defense asserted under the Documents; (4) cause a Secured Claim to be deemed unsecured solely because it includes a Claim that meets the definition of Priority Tax Claim; (5) alter the treatment and payment of penalties on claims of the United States and such penalties shall be paid and treated in accordance with the applicable provisions of the Bankruptcy Code; (6) cause a late filed claim of the United States to be disallowed pursuant to the Plan if it would otherwise be allowed pursuant to the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure or applicable law; (7) affect any setoff or recoupment rights of the United States and such rights are preserved; (8) require the United States to file an administrative claim in order to receive payment for any liability described in section 503(b)(1)(B) and (C) pursuant to section 503(b)(1)(D) of the Bankruptcy Code; (9) be construed as a compromise or settlement of any claim, cause of action or interest of the United States; (10) expand or limit the scope of section 502 of the Bankruptcy Code with respect to the claims of the United States; (11) cause the filing of any claim by the United States to be automatically barred and estopped after the Effective Date; or (12) expand the scope of section 505 of the Bankruptcy Code with respect to claims of the United States.

(b)Administrative Claims of the United States allowed pursuant to the Plan or the Bankruptcy Code shall accrue interest and penalties as provided by non-bankruptcy law until paid in full.  Priority Tax Claims of the United States (including any penalties, interest or additions to tax entitled to priority under the Bankruptcy Code) allowed pursuant to the Bankruptcy Code or the Plan shall be paid in accordance with section 1129(a)(9)(C) of the Bankruptcy Code, and to the extent not paid in full in cash on the Effective Date, then such Priority Tax Claims shall accrue interest commencing on the Effective Date at the rate set forth in section 511 of the Bankruptcy Code.  Moreover, nothing in the Documents shall effect a release, injunction or otherwise preclude any claim whatsoever against any Debtor or any of the Debtors’ Estates by or on behalf of the United States for any liability arising a) out of a post-petition tax period for which a return has not been filed or b) as a result of a pending audit or audit that may be performed with respect to any post-petition tax period.  Any liability arising a) out of a post-petition tax period for which a return has not been filed or b) as a result of a pending audit or audit which may be performed with respect to any post-petition tax period and allowed pursuant to the Plan or the Bankruptcy Code shall be paid in accordance with section 1129(a)(9)(A) of the Bankruptcy Code. Further, nothing in the Documents shall enjoin the United States from amending any claim against any Debtor or any of the Debtors’ Estates with respect to any tax liability a) arising out of pre-petition or post-petition tax periods for which a tax return has not been filed or b) from a pending audit or audit that may be performed with respect to any pre-petition or post-petition tax period, provided that the Plan Administrator shall retain the right to object to any claim so amended.  Without limiting the foregoing but for the avoidance of doubt, nothing contained in the Documents shall be deemed to bind the United States to any characterization of any transaction for tax purposes or to determine the tax liability of any person or entity, including, but not limited to, the Debtors and the

Reorganized Debtors, nor shall the Documents be deemed to have determined the federal tax treatment of any item, distribution, or entity, including the federal tax consequences of this Plan, nor shall anything in the Documents be deemed to have conferred jurisdiction upon the Bankruptcy Court to make determinations as to federal tax liability and federal tax treatment except as provided under section 505 of the Bankruptcy Code.

42.CF RFP Holdings LLC. For the avoidance of doubt, nothing in the Plan, the Plan Supplement, or this Confirmation Order is intended or should be construed to alter, conflict with or derogate from the provisions of the Sale Order or the Purchase Agreement; and to the extent of any conflict or derogation between the Sale Order or the Purchase Agreement, on the one hand, and the Plan, the Plan Supplement, or this Confirmation Order, on the other hand, the terms of the Sale Order and the Purchase Agreement shall control.

43.Executive Compensation.  The amounts payable to John Reyle and Alfred Dilmore (the “Executives”) under the Employee Retention and Severance Plans shall be limited to (i) $872,000 in the aggregate for severance, and (ii) $863,000 in the aggregate for 2019 bonus, and the Executives shall waive any claim for 2020 bonus or additional severance or other amounts to which they may otherwise be entitled under the Employee Retention and Severance Plans.  Amounts payable to the Executives under the Employee Retention and Severance Plans shall be paid on the later of (i) the Effective Date, or (ii) the date such amounts become payable pursuant to the terms of the Employee Retention and Severance Plans.

Finality and Immediate Effect of Confirmation Order

44.This Confirmation Order (a) is a final order and the period in which an appeal must be filed shall commence upon the entry hereof; and (b) shall be immediately effective and enforceable upon the entry hereof.

Dated: January 30th, 2020	/s/ Brendan L. Shannon
Wilmington, Delaware	BRENDAN L. SHANNON UNITED STATES BANKRUPTCY JUDGE

EXHIBIT A

Modifications to the Plan

1.Section 1.1(47) of the Plan is hereby amended as follows:

46. “Exculpated Party” means each of the following in its capacity as such:  (a) the Debtors; (b) the Creditors Committee and all members thereof, (c) the Reorganized Debtors, and (d) with respect to each of the foregoing Entities in clauses (a) through (d), such Entity’s successors and assigns and current affiliates, subsidiaries, officers, directors, trustees, principals, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, and other Professionals.

2.Section 1.1(97) of the Plan is hereby amended as follows:

97. “Released Party” means each of the following in its capacity as such:  (a) the Debtors; (b) the RSA Counterparties; (c) the Taberna Noteholder; (d) the Reorganized Debtors, (e) the Plan Administrator, (f) the Creditors Committee and all members thereof, (g) the Trustees and (h) with respect to each of the foregoing Entities in clauses (a) through (g), such Entity’s successors and assigns and current and former affiliates, subsidiaries, officers, directors, trustees, principals, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, and other Professionals provided, however, that the Debtors’ former officers, directors, and trustees (i.e., who did not serve in such capacity during the Chapter 11 Cases) shall not be “Released Parties” for purposes of this Plan.

3.Section 4.1 of the Plan (General Settlement of Claims) is hereby amended as follows:

4.1	Settlement and Adjustment of Claims and Interests of the Debtors and their Estates

Pursuant to section 1123(b) of the Bankruptcy Code and, to the extent applicable, Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, on the Effective Date, the provisions of the Plan shall constitute a good-faith compromise and settlement of all Claims, Interests, Causes of Action belonging to the Debtors and their Estates that are released, settled, compromised, discharged, satisfied, or otherwise resolved pursuant to the Plan; and the entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of such compromise and settlement under section 1123(b) of the Bankruptcy Code and, to the extent applicable, Bankruptcy Rule 9019, as well as a finding by the Bankruptcy Court that such settlement and compromise is fair, equitable, reasonable, and in the best interests of the Debtors and their Estates.

4.Section 6.1(a) of the Plan (Delivery of Distributions in General) is hereby amended as follows, in pertinent part:

The first Distribution Date for Claims Allowed on or before the Effective Date shall be as soon as reasonably practical after the Effective Date, but no later than ten (10) Business Days following the Effective Date.

5.	Sections 9.4 (Releases by the Debtors) and 9.5 (Releases by Holders of Claims) of the Plan are hereby amended as follows, in pertinent part:

Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (i) any post-Effective Date obligations of any party or Entity under the Plan, any Plan Document, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, or (ii) any Cause of Action related to any act or omission that is determined in a Final Order to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects the Released Parties shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.

6.Section 9.4 of the Plan (Releases by the Debtors) is hereby further amended as follows, in pertinent part:

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the release set forth in this Section 9.4, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court’s finding that such release is:  (a) in exchange for the good and valuable consideration provided by the Released Parties; (b)  in the best interests of the Debtors and all Holders of Claims and Interests; (c) fair, equitable, and reasonable; (d) given and made after due notice and opportunity for hearing; and (e) a bar to any of the Debtors asserting any Claim or Cause of Action released by this Section 9.4.

7.Section 9.5 of the Plan (Releases by Holders of Claims) is hereby further amended as follows, in pertinent part:

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the release set forth in this Section 9.5, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court’s finding that such release is:  (a) in exchange for the good and valuable consideration provided by the Released Parties; (b)  in the best interests of the Debtors and all Holders of Claims and Interests; (c) fair, equitable, and reasonable; (d) given and made after due notice and opportunity for hearing; and (e) a bar to any of the Releasing Parties asserting any Claim or Cause of Action released by this Section 9.5 against any of the Released Parties.

EXHIBIT B

Plan Administrator Engagement Letter

PLAN ADMINISTRATOR AGREEMENT

This PLAN ADMINISTRATOR AGREEMENT (the “Agreement”) is made as of this _____ day of January, 2020, by and among:

(a)

RAIT Funding, LLC, a Delaware limited liability company; RAIT Financial Trust, a Maryland real estate investment trust; RAIT General, Inc., a Maryland corporation; RAIT Limited, Inc., a Maryland corporation; Taberna Realty Finance Trust, a Maryland real estate investment trust; RAIT JV TRS, LLC, a Delaware limited liability company; and RAIT JV TRS Sub, LLC, a Delaware limited liability company (collectively, the “Debtors”); and

(b)	M-III Advisory Partners, LP, a Delaware limited partnership (“M-III”),

for the purpose of engaging M-III to provide plan administrator services to the Debtors. This Agreement sets forth, among other things, the scope and basis of compensation for such services.  Unless otherwise defined herein, capitalized terms which are used in this Agreement shall have the meanings assigned thereto in the Plan described below.

1.Scope of Services.  M-III will provide plan administrator services (the “Services”) and make Lyle Bauck, a Director at M-III, available to act as plan administrator (the “Plan Administrator”) pursuant to the Joint Chapter 11 Plan (as the same may be amended and supplemented, the “Plan”) and the Order of the United States Bankruptcy Court for the District of Delaware overseeing the Debtors’ chapter 11 cases (the “Bankruptcy Court”) confirming the Plan, dated as of [______________] (the “Confirmation Order”):

2.General Plan Administrator Functions.  The powers of the Plan Administrator shall include any and all powers and authority set forth in the Plan and the Confirmation Order, including, without limitation, implementing the Plan, administering and distributing the Distribution Proceeds and the proceeds, if any, from the Sale Transaction Escrow and winding down the business and affairs of the Reorganized Debtors.  The Plan Administrator shall devote such time to the performance of his services hereunder as it determines appropriate in its discretion. The Plan Administrator hereby accepts its engagement and appointment as the Plan Administrator.

3.Duties, Power and Rights.  From and after the Effective Date, the Plan Administrator shall have the same power and authority to act for the Reorganized Debtors as would a board of managers, trustees, directors, and/or officers, subject to the provisions hereof.  On the Effective Date, the authority, power, and incumbency of the persons acting as managers, directors, trustees, and officers of the Debtors shall terminate, and the Plan Administrator shall be appointed as the sole manager, sole director, sole trustee, and/or sole officer of the Reorganized Debtors, and shall succeed to the powers of the Debtors’ managers, trustees, directors, and officers. From and after the Effective Date, the Plan Administrator shall be the sole representative of, and shall act for, the Reorganized Debtors. The Plan Administrator shall have all duties, powers and rights set forth herein, in the Plan, and in the Confirmation Order, including, but not limited to, the following activities:

(a)liquidating, receiving, holding, investing, supervising, and protecting the assets of the Debtors and Reorganized Debtors;

(b)taking all steps to execute all instruments and documents necessary to effectuate the distributions to be made under the Plan from the Distribution Proceeds or otherwise;

(c)objecting to, and settling, Claims;

(d)making distributions as contemplated under the Plan;

(e)establishing and maintaining bank accounts in the name of the Debtors or Reorganized Debtors;

(f)subject to the terms set forth herein, employing, retaining, terminating, or replacing attorneys, accountants, consultants, independent contractors, and other professionals (collectively, “Professionals”) to represent the Reorganized Debtors and/or Plan Administrator with respect to its responsibilities or otherwise effectuating the Plan to the extent necessary;

(g)paying all reasonable fees, expenses, debts, charges, and liabilities of the Debtors and Reorganized Debtors;

(h)administering and paying taxes of the Debtors and Reorganized Debtors, including filing tax returns;

(i)representing the interests of the Debtors or the Estates before any taxing authority in all matters, including any action, suit, proceeding, or audit;

(j)filing with the Court quarterly post-confirmation summary reports that will include information regarding the remaining cash, distributions, the wind-down reserve, the disputed claims reserve, the tax escrow accounts, status of claims objections and status of any significant litigation or other activities conducted by the Plan Administrator; and

(k)exercising such other powers as may be vested in it pursuant to order of the Bankruptcy Court or pursuant to the Plan, or as it reasonably deems to be necessary and proper to carry out the provisions of the Plan.

The Plan Administrator shall be the exclusive trustee of the assets of the Debtors and Reorganized Debtors for the purposes of 31 U.S.C. § 3713(b) and 26 U.S.C. § 6012(b)(3), as well as the representative of the Estates appointed pursuant to section 1123(b)(3)(B) of the Bankruptcy Code.

4.Compensation and Staffing

(a)M-III will be paid by the Reorganized Debtors from the Wind-Down Reserve for its Services at the standard hourly billing rates in effect from time to time for its personnel, based on the position held by such personnel of M-III, with such hourly rates being subject to annual adjustments by M-III.  M-III’s hourly rates currently in effect are as follows:

Professional	Hourly Rate
Managing Partner Managing Director Director Vice President Senior Associate Associate Analyst	$1,150 $900 - $1,025 $725 - $825 $650 $550 $475 $375

In addition, M-III shall receive reimbursement of all actual, necessary and reasonable out-of-pocket expenses incurred by M-III, such as travel, lodging, meals, messenger and telephone charges, in the performance of its duties and the duties of the Plan Administrator.

(b)M-III will bill for its fees and out-of-pocket expenses no less frequently than on a monthly basis by providing an invoice summarizing the number of hours worked and expenses incurred.  Further, the Plan Administrator will provide copies of these invoices to the collateral manager of the Subordinated Note Claim holders, currently designated as TP Management LLC, and the collateral manager of the Subordinated RF Junior Note Claim and RAIT Parent Subordinated Guaranty Claim, currently designated as EJF CDO Manager LLC.  If there are no disputes raised within 10 days by either collateral manager, the Plan Administrator will cause the Reorganized Debtors to remit in full the payment of such fees and expenses promptly.  If there is a dispute, the undisputed portion of the invoice, if any, will be paid in a timely manner.  Any disputed amounts related to such fees and expenses shall be brought before the Bankruptcy Court.

(c)The provisions of this Section shall survive the termination of this Agreement.

5.Retention of Counsel and Agents.

(a)The Plan Administrator may hire counsel to advise it in connection with its duties, powers, and rights under this Agreement and under applicable law and may hire such additional Professionals as the Plan Administrator may determine to be required or appropriate in connection with its duties herein, and pay reasonable compensation to such Professionals.  The Plan Administrator shall be entitled to retain Professionals in his or her sole discretion, including any Professionals employed, engaged or retained by court order by the Debtors in the Bankruptcy Cases.  The provision of services by a Professional to the Debtors shall not disqualify such Professional from employment by the Plan Administrator.

(b)Any Professionals retained by the Plan Administrator, including the counsel described in clause (a) above, shall be entitled to reasonable compensation for services rendered and reimbursement of reasonable fees, costs and expenses incurred.  The Plan Administrator will provide copies of invoices of its Professionals to the collateral manager of the Subordinated Note Claim holders, currently designated as TP Management LLC, and the collateral manager of the Subordinated RF Junior Note Claim and RAIT Parent Subordinated Guaranty Claim, currently designated as EJF CDO Manager LLC.  If there are no disputes raised within 10 days by either collateral manager, the Plan Administrator will cause the Reorganized Debtors to remit in full the payment of such fees and expenses promptly.  The payment of the fees, costs and expenses of the Plan Administrator and its retained Professionals shall be made in the ordinary course of business from the Wind-Down Reserve and shall not be subject to the approval of the Bankruptcy Court.  If there is a dispute, the undisputed portion of the invoice, if any, will be paid in a timely manner.  Any disputed amounts related to such fees, costs and expenses shall be brought before the Bankruptcy Court.  Any successor Plan Administrator shall receive such reasonable compensation as may be approved by the Bankruptcy Court.

(c)Nothing contained in this agreement shall impair the authority of the Reorganized Debtors or the Plan Administrator, as applicable, to continue the employment of any former manager, employee or officer of the Debtors, including pursuant to any transition services agreement entered into on or after the Effective Date..

6.Term of Service by Plan Administrator.  The Plan Administrator shall serve until the earlier of (a) the termination of this Agreement or (b) the effective date of any resignation or other discharge of the Plan Administrator.  The Plan Administrator may resign at any time upon 30 days’ written notice delivered to the Bankruptcy Court; provided that such resignation shall only become effective upon the appointment of a permanent or interim successor Plan Administrator, unless either (A) the Insurance Coverages (as defined below) terminate for any reason other than the Plan Administrator's unreasonable refusal to renew such Insurance Coverages; or (B) the Plan Administrator determines in its reasonable judgment that insufficient assets and financial resources are available to complete the duties and powers assigned to the Plan Administrator under the Plan, the Confirmation Order, and/or this Agreement, in either of which case such resignation may become effective without appointment of a successor Plan Administrator.  This Agreement shall terminate when the Bankruptcy Court enters a final decree contemplated by section 350 of the Bankruptcy Code and Bankruptcy Rule 3022 closing the Bankruptcy Cases of each of the Debtors.

7.Closing of Bankruptcy Cases; Termination.  Upon a certification to be filed with the Bankruptcy Court by the Plan Administrator of all distributions having been made and completion of all of its duties under the Plan and entry of a final decree closing the last of the Chapter 11 Cases, the Reorganized Debtors shall be deemed to be dissolved without any further action by the Reorganized Debtors, including the filing of any documents with the secretary of state for the state in which the Reorganized Debtors is formed or any other jurisdiction. The Plan Administrator, however, shall have authority to take all necessary actions to dissolve the Reorganized Debtors in and withdraw the Reorganized Debtors from applicable state(s).

8.Standard of Care.  M-III, the directors, officers, members, affiliates, employees, employers, professionals, agents, or representatives of M-III (including, without limitation, the Plan Administrator), and all Professionals retained by the Plan Administrator, in their capacities as such, shall have no liability whatsoever for (a) any acts or omissions relating to the services contemplated hereby or the acts or omissions of the Plan Administrator (in its capacity as such) to the Reorganized Debtors or holders of Claims against or Equity Interests in the Debtors and each shall be deemed exculpated and indemnified, except for fraud, willful misconduct, or gross negligence, in all respects by the Reorganized Debtors, or (b) the liabilities and/or obligations, however created, whether direct or indirect, in tort, contract, or otherwise, of the Reorganized

Debtors.  The provisions of this Section shall survive the termination of this Agreement.

9.Indemnification.

(a)Except as otherwise set forth in the Plan or Confirmation Order, M-III, the directors, officers, members, affiliates, employees, employers, professionals, agents, or representatives of M-III (including, without limitation, the Plan Administrator) and all Professionals (collectively, the “Indemnified Parties”) shall be defended, held harmless, and indemnified from time to time by the Reorganized Debtors against any and all losses, claims, damages, liabilities, penalties, obligations, and expenses, including the costs for counsel or others in investigating, preparing, or defending any action or claim, whether or not in connection with litigation in which any Indemnified Party is a party, or enforcing this Agreement (including these indemnity provisions), as and when incurred, caused by, relating to, based on, or arising out of (directly or indirectly) the Plan Administrator's acceptance of or the performance or nonperformance of its obligations under this Agreement, the Plan, or the Confirmation Order; provided, however, that such indemnity shall not apply to any such loss, claim, damage, liability, or expense to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to result from fraud, gross negligence or willful misconduct of the relevant Indemnified Party.  Satisfaction of any obligation of the Reorganized Debtors arising pursuant to the terms of this Section shall be payable only from the Wind-Down Reserve, may be advanced prior to the conclusion of such matter, and such right to payment shall be prior and superior to any other rights to receive a Distribution of the Wind-Down Reserve.

(b)The Plan Administrator shall be permitted to pay from the Wind-Down Reserve expenses reasonably incurred by any Indemnified Party in defending, participating in, or settling any action, proceeding, or investigation in which such Indemnified Party is a party or is threatened to be made a party or otherwise is participating in connection with the Agreement or the duties, acts, or omissions of the Plan Administrator, upon submission of invoices therefor, whether in advance of the final disposition of such action, proceeding, or investigation or otherwise.

(c)Each Indemnified Party shall, and by its acceptance of the indemnification rights hereunder hereby undertakes to, repay any and all such amounts so advanced if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified therefor under this Agreement.

(d)The provisions of this Section shall survive the termination of this Agreement.

(e)The Indemnified Parties are third party beneficiaries of this Agreement and are entitled to enforce the terms hereof against the applicable persons and/or entities.

10.Insurance.  The Plan Administrator may obtain, at the expense of the Reorganized Debtors and with funds from the Wind-Down Reserve, commercially reasonable liability, errors and omissions, directors and officers, or other appropriate insurance with respect to the indemnification obligations of the Reorganized Debtors (the “Insurance Coverages”).  The Plan Administrator may rely upon written information previously generated by the Debtors or the Reorganized Debtors.

11.No Bond Required.Notwithstanding anything to the contrary contained herein or under state law, the Debtors, Reorganized Debtors, M-III and the Plan Administrator, as applicable, shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. However, in the event that M-III or the Plan Administrator is so ordered after the Effective Date, all costs and expenses of procuring any such bond or surety shall be paid for with Cash from the Wind-Down Reserve.

12.Other Matters.

(a)Ratification of Prior Acts.  In order to effectuate an orderly and efficient transition of the administration of the Wind-Down Reserve from the Debtors to the Plan Administrator, the Plan Administrator may perform certain services in connection with its duties and obligations under this Agreement prior to the effective date of this Agreement, and the authorization for such performance and ratification of acts taken by the Plan Administrator prior to such effective date is evidenced by the execution hereof to the extent not already authorized by the Plan or Confirmation Order.

(b)Relationship.  This Agreement is not intended to be, and shall not be deemed to be or treated as, a general partnership, limited partnership, joint venture, corporation, joint stock company or association, or as part of a principal and agent relationship, and nor shall the Plan Administrator or the Beneficiaries, or any of them, for any purpose be, or be deemed to be treated in any way whatsoever to be, liable or responsible hereunder as partners or joint venturers.

(c)Access to Information.   In connection with this engagement, the Plan Administrator shall have complete and full access to all Debtor information that M-III deems appropriate. Additionally, the Plan Administrator will have reasonable access to the Debtors’ employees (if any), counsel and other representatives (collectively the “Representatives”) necessary to perform the Services as outlined in this Agreement.  It is understood that M-III and the Plan Administrator are relying solely upon the information supplied by the Debtors and its Representatives without assuming any responsibility for independent investigation or verification thereof.  All confidential information concerning the Debtors that is given to M-III or the Plan Administrator will be used solely in the course of performance of the Services outlined in this Agreement.

(d)Projections; Reliance; Limitation of Duties.  The Debtors understand that  the Services to be rendered hereunder may include the preparation of projections and other forward-looking statements for use in evaluating potential transactions and settlements and that  numerous factors can affect the actual outcomes, which may materially and adversely differ from those projections and other forward-looking statements. In addition, M-III and the Plan

Administrator will be relying on information provided by others and may rely, and shall be protected from liability for acting, on any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, or other paper or document reasonably believed by the Plan Administrator to be genuine and to have been presented by an authorized party.

(e)Governing Law.  This Agreement shall be governed by and interpreted in accordance with the internal laws of the State of New York and, except to the extent provided in clause (g) below, the state and federal courts located in the State of New York shall have exclusive jurisdiction in relation to any claim arising out of this Contract. M-III AND THE DEBTORS HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER IN CONTRACT, STATUTE, TORT, OR OTHERWISE) RELATING TO THIS AGREEMENT.

(f)Dispute Resolution.  Without permission of the Bankruptcy Court, no judicial, administrative, arbitral or other action or proceeding shall be commenced against the Plan Administrator in its official capacity as such, with respect to its status, duties, powers, acts or omissions as Plan Administrator in any forum other than the  Bankruptcy Court.

(g)Retention of Jurisdiction.  The Bankruptcy Court shall retain jurisdiction over the Debtors and Reorganized Debtors to the fullest extent permitted by law, including, but not limited to, for the purposes of interpreting and implementing the provisions of this Agreement.

(h)Conflict with Plan.  The principal purpose of this Agreement is to aid in the implementation of the Plan and, therefore, this Agreement incorporates and is subject to the provisions of the Plan. To that end, the Plan Administrator shall have full power and authority to take any action consistent with the purposes and provisions of the Plan.  In the event that the provisions of this Agreement are found to be inconsistent with the provisions of the Plan, the provisions of the Plan shall control; provided, however, that provisions of this Agreement adopted by amendment and approved by the Bankruptcy Court following substantial consummation (as such term is used in section 1127(b) of the Bankruptcy Code) shall control over provisions of the Plan.

(i)Severability.  If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable, this Agreement shall be deemed to be amended to the extent necessary to make such provision enforceable or, if necessary, this Agreement shall be deemed to be amended to delete the unenforceable provision or portion thereof.  In the event any provision is deleted or amended, the remaining provisions shall remain in full force and effect. Notwithstanding the foregoing, the parties recognize and agree that this Agreement is to be interpreted and applied in such manner as to, as nearly as possible, give effect to the parties’ intent to all provisions hereof, including, without limitation, such provisions as may be declared to be unenforceable.

(j)Assignment.   No party hereto shall have the right to assign its rights or obligations hereunder, in whole or in part without the prior written consent of the other party (other than to such party’s affiliates or subsidiaries, which shall not require such consent).  This Agreement shall be binding upon and inure to the benefit of the parties’ respective successors and permitted assigns.

(k)Modifications.  No change, modification, extension, renewal, ratification, waiver or rescission of this Agreement or of any of the provisions hereof shall be binding unless it is in writing and signed by both parties hereto. Further, no waiver or forbearance by either party hereto with respect to any right granted to such party herein shall operate or be construed to be a waiver or forbearance of such party’s right to exercise such right in the future.

(l)Notices. Notices regarding or required by this Agreement must be in writing and delivered to the parties at the mailing addresses set forth below or to such other address as a party may designate in writing.  Any notice required under this Agreement will be deemed effective upon delivery to the party to whom it is addressed.

(m)Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto regarding the subject matter hereof and supersedes any prior agreements (whether written or oral) between the parties regarding the subject matter hereof.  This Agreement may be executed in any number of counterparts each of which shall be an original, but all of which together shall constitute one and the same instrument.

(n)Survival.  The provisions of this Section shall survive the termination of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Plan Administrator Agreement to be executed and acknowledged on their behalf by their duly authorized officers as of the date first set forth above.

M-III ADVISORY PARTNERS, LP By:____________________________ Name: Mohsin Y. Meghji Title: Managing Partner	RAIT Funding, LLC RAIT Financial Trust RAIT General, Inc. RAIT Limited, Inc. Taberna Realty Finance Trust RAIT JV TRS, LLC RAIT JV TRS Sub, LLC By:____________________________ Name: Title:
Address for Notices: 130 West 42nd Street, 17th Floor New York, New York 10036 Attention: Lyle Bauck	Address for Notices: